EXHIBIT 10.3
OCCIDENTAL PETROLEUM CORPORATION
2005 LONG-TERM INCENTIVE PLAN
LONG-TERM INCENTIVE AWARD TERMS AND CONDITIONS
(Cash-based, Equity and Cash-settled Award)

Date of Grant:	July 11, 2012

Long-Term Incentive Units:	See Morgan Stanley Smith Barney Benefit Access “Other Awards/My Awards/Awarded”

Vesting Date Schedule:	1/3 of Long-Term Incentive Units on July 10, 2013 1/3 of Long-Term Incentive Units on July 10, 2014 1/3 of Long-Term Incentive Units on July 10, 2015

The following Terms and Conditions (these “Terms and Conditions”) are set forth as of the Date of Grant between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental” and, with its subsidiaries, the “Company”), and the Eligible Employee receiving this award (the “Grantee”).

1.           Grant of Long-Term Incentive Award.  In accordance with these Terms and Conditions and the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), Occidental grants to the Grantee as of the Date of Grant, the number of Long-Term Incentive Units (“LTI Units”) set forth above, subject to adjustment under the Plan and Section 6 of these Terms and Conditions.  An LTI Unit represents one share of Occidental Common Stock, $0.20 par value (the “Common Stock”).  LTI Units are not Common Stock and have no voting rights or, except as stated in Section 5, dividend rights.  The LTI Units, if payable, shall be paid 50% in Shares and 50% in a cash payment that is based on the Long-Term Incentive Value as set forth in Section 4. “Long-Term Incentive Value” means the last reported sale price of a share of Common Stock on the New York Stock Exchange Composite Transactions on the applicable scheduled Vesting Date, Forfeiture Event, or Change in Control event.

2.           Restrictions on Transfer.  Neither these Terms and Conditions nor any right to receive Shares or cash pursuant to these Terms and Conditions may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by the Company (if enforceable under local law), by will or, if the Grantee dies without designating a beneficiary of a valid will, by the laws of descent and distribution, or (ii) pursuant to a domestic relations order, if applicable, (if approved or ratified by the Committee).

3.           Vesting and Forfeiture of Long-Term Incentive Award.  (a) If the Grantee fails to accept this award prior to the next record date for the payment of dividends on the Common Stock subsequent to the Date of Grant, then, notwithstanding any other provision of this award, the Grantee shall forfeit all rights under this award and this award will become null and void.  For purposes of this section, acceptance of the award shall occur on the date the Grantee accepts this Long-Term Incentive Award through Morgan Stanley Smith Barney Benefit Access or any replacement on-line system designated by the Company.

(b) The Grantee must remain in the continuous employ of the Company through the applicable Vesting Date to receive payment of this award in the number of LTI Units shown for such Vesting Date.  The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee’s employment among the Company

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and its affiliates or an approved leave of absence.  However, if, prior to any Vesting Date, the Grantee dies, becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, retires with the consent of the Company, or terminates employment for the convenience of the Company (each of the foregoing, a “Forfeiture Event”), then the number of unvested LTI Units will be reduced on a pro rata basis to the number obtained by (i) multiplying the total number of LTI Units granted by a fraction, the numerator of which is the number of days between the Forfeiture Event and the Date of Grant and the denominator of which is the number of days between the Grant Date and the final Vesting Date and (ii) subtracting from the product the number of LTI Units that vested prior to the Forfeiture Event.  Such pro rata unvested LTI Units shall vest as of the date of the Forfeiture Event and become immediately payable.  If the Grantee terminates employment voluntarily or is terminated for cause before any Vesting Date, then these Terms and Conditions will terminate automatically on the date of the Grantee’s termination and the Grantee shall forfeit the right to receive any unvested LTI Units.

(c)           If a Change in Control event occurs prior to the last scheduled Vesting Date, all unvested LTI Units shall immediately vest and become nonforfeitable unless, prior to the occurrence of the Change in Control event, the Committee, as provided in Section 7.1 of the Plan, determines that such event will not accelerate vesting of any of these LTI Units.  Any such determination by the Committee is binding on the Grantee.

4.           Payment of Awards.  Payment for each vested LTI Unit, as adjusted pursuant to Sections 3 and 6 of these Terms and Conditions, will be made 50% in Shares and 50% in cash.  The cash payment will equal 50% of the Long-Term Incentive Value on the applicable scheduled Vesting Date, Forfeiture Event or the Change in Control event.  Payment of the cash and issuance of the Shares will be made as promptly as practicable after such Date or event, and in any event no later than the 15th day of the third month following the end of the first taxable year in which the award is no longer subject to a substantial risk of forfeiture.

5.           Crediting and Payment of Dividend Equivalents.  With respect to the number of LTI Units listed above, the Grantee will be credited on the books and records of Occidental with an amount (the "Dividend Equivalent") equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Stock as and when declared during the period beginning on the Date of Grant and ending, with respect to any portion of the LTI Units covered by these Terms and Conditions, on the date on which the Grantee's right to receive such portion becomes nonforfeitable, or, if earlier, the date on which the Grantee forfeits the right to receive such portion.  Occidental will pay in cash to the Grantee an amount equal to the Dividend Equivalents credited to such Grantee as promptly as may be practicable after the Grantee has been credited with a Dividend Equivalent, and within 70 days of the relevant record date.

6.           Adjustments.  The number of LTI Units covered by this Grant may be adjusted as the Committee determines, pursuant to Section 7.2 of the Plan, in order to prevent dilution or expansion of the Grantee’s rights under these Terms and Conditions as a result of events such as stock dividends, stock splits, or other change in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect.  If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment containing an explanation of the nature of the adjustment.

7.           No Employment Contract.  Nothing in these Terms and Conditions confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any

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manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.  Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee’s employment with the Company is at will and may be terminated at any time by the Grantee or the Company.

8.           Taxes and Withholding.  Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company.  The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Long-Term Incentive Award, including the grant or vesting of the Long-Term Incentive Award and the receipt of Dividend Equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Long-Term Incentive Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee (A) in connection with the issuance of any Shares or the payment of cash or any other consideration pursuant to this Long-Term Incentive Award (other than the payment of Dividend Equivalents), from any cash and Shares that are to be paid or issued to the Grantee pursuant to these Terms and Conditions, in equal portions from the Shares and cash, or (B) in connection with the granting of the Long-Term Incentive Award or the payment of Dividend Equivalents pursuant to these Terms and Conditions, first from the cash payable pursuant to this Long-Term Incentive Award (including Dividend Equivalents) and, if not sufficient, from the Grantee’s wages or other cash compensation.  The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantees receipt of this Long-Term Incentive Award that cannot be satisfied by the means previously described.

9.           Compliance with Law.  The Company will make reasonable efforts to comply with all federal, state and non-U.S. laws applicable to awards of this type.  However, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of these awards, then the awards may be cancelled without any compensation or additional benefits provided to Grantee as a result of the cancellation.

10.           Relation to Other Benefits.  The benefits received by the Grantee under these Terms and Conditions will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company.  Additionally, this Long-Term Incentive Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards.  The grant of this Long-Term Incentive Award does not create any

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contractual or other right to receive future grants of Long-Term Incentive Awards or benefits in lieu of Long-Term Incentive Awards, even if Grantee has a history of receiving Long-Term Incentive Awards or other cash or stock awards.

11.           Amendments.  The Plan may be modified, amended, suspended or terminated by the Board at any time, as provided in the Plan.  Any amendment to the Plan will be deemed to be an amendment to these Terms and Conditions to the extent it is applicable to these Terms and Conditions; however, no amendment will adversely affect the rights of the Grantee under these Terms and Conditions without the Grantee's consent.

12.           Severability.  If one or more of the provisions of these Terms and Conditions is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of these Terms and Conditions, and the remaining provisions of these Terms and Conditions will continue to be valid and fully enforceable.

13.           Entire Agreement; Relation to Plan; Interpretation.  Except as specifically provided in this Section, these Terms and Conditions and the Attachments incorporated in these Terms and Conditions constitute the entire agreement between the Company and the Grantee with respect to this Long-Term Incentive Award.  These Terms and Conditions are subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the provisions of the Plan control.  Capitalized terms used in these Terms and Conditions without definitions have the meanings assigned to them in the Plan.  References to Sections and Attachments are to Sections of, and Attachments incorporated in, these Terms and Conditions unless otherwise noted.

14.           Successors and Assigns.  Subject to Sections 2 and 3, the provisions of these Terms and Conditions shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15.           Governing Law.  The laws of the State of Delaware govern the interpretation, performance, and enforcement of these Terms and Conditions.

16.           Privacy Rights.  By accepting this Long-Term Incentive Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in these Terms and Conditions by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Long-Term Incentive Award or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”).  Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.  These recipients may be located in the Grantee’s country or elsewhere, and may have different data privacy laws and protections than the Grantee’s country.  By accepting these Terms and Conditions, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in

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electronic or other form, for the purposes described above.  The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing.  Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.

17.           Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to this Long-Term Incentive Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.           Grantee’s Representations and Releases.  By accepting this Long-Term Incentive Award, the Grantee acknowledges that the Grantee has read these Terms and Conditions and understands that (i) the grant of this Long-Term Incentive Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a subsidiary) to whom this Long-Term Incentive Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of Occidental; (iii) the Grantee’s participation in the Plan is voluntary; (iv) this Long-Term Incentive Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future amount of any cash payment pursuant to this Long-Term Incentive Award cannot be predicted and Occidental does not assume liability in the event this Long-Term Incentive Award has no value in the future; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) Occidental is not providing any tax, legal or financial advice with respect to this Long-Term Incentive Award or the Grantee’s participation in the Plan.

In consideration of the grant of this Long-Term Incentive Award, no claim or entitlement to compensation or damages shall arise from termination of this Long-Term Incentive Award or diminution in value of this Long-Term Incentive Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Long-Term Incentive Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

By accepting this Long-Term Incentive Award, the Grantee agrees, to the extent not contrary to applicable law, to the General Terms of Employment set out on Attachment 1 and the Arbitration Provisions set out on Attachment 2, which, in each case, are incorporated in these Terms and Conditions by reference.

19.           Imposition of Other Requirements.  Occidental reserves the right to impose other requirements on the Grantee’s participation in the Plan and on the Long-Term Incentive Award, to the extent Occidental determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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20.           Compliance with Section 409A of the Code.  All amounts payable under these Terms and Conditions are intended to comply with the “short term deferral” exception from Section 409A of the U.S. Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) and shall be paid within the period necessary to qualify for such exception. Notwithstanding the foregoing, to the extent that it is determined that the Plan or this award is subject to Section 409A, these Terms and Conditions shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible.   In addition, if this award is subject to Section 409A and the Grantee must be treated as a “specified employee” within the meaning of Section 409A, any payment made on account of the Grantee’s separation from service (as defined for purposes of Section 409A) (other than by reason of death) will be made at the time specified above in these Terms and Conditions or, if later, on the date that is six (6) months and one (1) day following the date of the Grantee’s separation from service.  To the extent that the Board determines that the Plan or this award is subject to Section 409A and fails to comply with the requirements of Section 409A, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this award in order to cause this award to either not be subject to Section 409A or to comply with the applicable provisions of such section.

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Attachment 1

General Terms of Employment

A.           Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of Occidental, or any of its subsidiaries or other affiliates, or any of their respective officers, directors, employees or stockholders (collectively, “Occidental Parties”), at any time during or after the Grantee’s employment by any of them, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in Occidental’s Code of Business Conduct and other corporate policies, without first obtaining the written permission of an officer of the Company.

B.           At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the Occidental Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.

C.           The Grantee will, during the Grantee’s employment by the Company, comply with the provisions of Occidental’s Code of Business Conduct.

D.           Except as otherwise required by the Grantee’s job or permitted by law, the Grantee will not make statements about any Occidental Parties (1) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of an officer of the Company or (2) that are derogatory, defamatory or negative.  Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities.  To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company’s operations or otherwise take actions intended directly to harm any of the Occidental Parties.

E.           All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be a work-for-hire and become and remain the property of Occidental, its successors and assigns.

The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

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F.           The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee.  The Company, in its sole discretion, may at any time amend or supplement the foregoing terms.  The Grantee’s breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Long-Term Incentive Award granted pursuant to these Terms and Conditions and termination of employment.

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Attachment 2

Arbitration Provisions

Any dispute arising out of or in any way related to the Grantee’s employment with the Company, or the termination of that employment, will be decided exclusively by final and binding arbitration pursuant to any procedures required by applicable law.  To the extent not inconsistent with applicable law, any arbitration will be submitted to American Arbitration Association (“AAA”) and subject to AAA Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for arbitration.  Only the following claims are excluded from these Terms and Conditions: (1) claims for workers’ compensation, unemployment compensation, or state disability benefits, and claims based upon any pension or welfare benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, (2) to the extent permitted by applicable law, claims for provisional remedies to maintain the status quo pending the outcome of arbitration, (3) claims based on compensation award agreements and incentive plans and (4) claims which are not permitted by applicable law to be subject to a binding pre-dispute arbitration agreement.

Any controversy regarding whether a particular dispute is subject to arbitration under this Section shall be decided by the arbitrator.

To the extent required under applicable law, the Grantee’s responsibility for payment of the neutral arbitrator’s fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and the Company shall pay all remaining fees and expenses of the arbitrator.  Unless otherwise required under applicable law, the parties shall each pay their pro rata share of the neutral arbitrator's expenses and fees.  Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator.

The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court.  Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award.  The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the arbitrator will have the authority to hear and grant motions.

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